RRE Advisors, LLC
                     126 East 56th Street, New York NY 10022

James D. Robinson III
Chairman & Chief Executive Officer
                                                               December 15, 1995

Dear Jim:

This letter will confirm our agreement that I will serve as a senior advisor to you in your role as President and CEO of Cambridge Technology Partners (CTP). My services will include advising on domestic and international strategy and business opportunities for a period of twelve months, beginning January 1, 1996.

For these services, Cambridge Technology Partners shall pay a total fee in the amount of $200,000, payable to RRE Advisors, LLC (RRE), 25 percent of which is payable in the first month of each quarter, and will reimburse RRE for any reasonable related expenses. Per your request, we will provide an invoice for services thirty days before the payment is due. All non-public information that is provided to me by you, except as required by law, will be kept strictly confidential.

After January 1, 1997, it is expected that this agreement will continue in effect unless cancelled within 90 days notice by either party. Should such cancellation become effective, CTP shall pay to RRE any pro rata amount of the annual fee payable and reimburse for any open expenses.

Please indicate your acceptance of the terms of this letter by signing and returning the enclosed copy of this letter.

Sincerely,
/s/ Jim

Agreed to and accepted as of
This 22nd day of December, 1995

/s/ A.M. Toscanini CFO
Mr. James K. Sims
President and CEO
Cambridge Technology Partners
304 Vassar Street
Cambridge, MA 02134 Via facsimile: 617-374-8500